CONSENT OF RELIANCE ENGINEERING GROUP LTD.

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8: File Nos. 333-89251, 333-108465 and 333-129803 of Energy Exploration Technologies Inc. of references to our name and our report dated March 12, 2007 and of information derived from the report which appear in this Form 20-F for the year ended December 31, 2006.

/s/ Anant Shah

Anant Shah

President - Reliance Engineering Group Ltd.

Calgary, Alberta
June 18, 2007